Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of January 25, 2016 (this “Agreement”), is by and among Avis Budget Group, Inc. (the “Company”) and the entities and natural Persons set forth on Schedule A hereto (together with their Affiliates, “SRS”).

WHEREAS, SRS is a long-term stockholder of the Company and the Company and SRS have engaged in various discussions and communications concerning the Company’s long-term business plans;

WHEREAS, as of the date hereof, SRS Beneficially Owns 9,500,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); and

WHEREAS, the Company and SRS have determined to come to an agreement with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation.

(a) No later than two business days following the execution and delivery of this Agreement, the Company will increase the size of the Board to twelve directors and appoint Brian Choi (the “Initial New Director”) as a director of the Company. The appointment of the Initial New Director will be subject to the execution by such Initial New Director, prior to the execution and delivery of this Agreement, of the following documents required of all non-executive directors on the Board: the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel and the Majority Voting Conditional Resignation Letter (the “New Director Documentation”) and a D&O questionnaire (in the Company’s standard form).

(b) From and after the execution and delivery of this Agreement, SRS will have the right to recommend for appointment to the Board an additional independent director (the “Subsequent New Director” and, together with the Initial New Director, the “New Directors”). The Subsequent New Director must not be a former employee or a current employee, advisor, consultant or Affiliate of SRS and must (i) have the relevant financial and business experience to be a director of the Company and (ii) not serve as a director or officer of any Competitor and otherwise qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements ((i) and (ii), the “Director Criteria”). The appointment of the Subsequent New Director will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board, a customary background check and completion by the Subsequent New Director of the New Director Documentation). The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. The Company shall appoint the

Subsequent New Director to the Board if (and only if) the Board, taking into account the Subsequent New Director’s skillset and experience, finds the Subsequent New Director to be reasonably acceptable. In the event the Board reasonably finds that the Subsequent New Director is not acceptable, SRS will be entitled to recommend different nominees which meet the foregoing criteria, and such nominees will be subject to the foregoing approval process. For the avoidance of doubt, SRS will be entitled to continue to recommend different nominees which meet the foregoing criteria until a Subsequent New Director is appointed. Immediately prior to the appointment of the Subsequent New Director, the Company will increase the size of the Board by one director to provide for such appointment.

(c) The Company’s slate of nominees for election as directors of the Company at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”) will include the New Directors appointed prior to the date of the mailing of the Company’s definitive proxy statement in connection with such annual meeting. The Company will recommend that the Company’s stockholders vote in favor of the election of the New Directors at such annual meeting and will support the New Directors for election in a similar manner as the Company’s other nominees.

(d) At all times while serving as a member of the Board (and as a condition to such service), the New Directors shall (i) comply with all policies, codes and guidelines applicable to Board members (subject to Section 8(b)) and (ii) satisfy clause (ii) of the Director Criteria.

(e) The New Directors shall be entitled to resign from the Board at any time in their discretion. Should any of the New Directors resign from the Board or become unable to serve on the Board due to death, disability or other reasons prior to the expiration of the Standstill Period, SRS will have the right to recommend for appointment to the Board a replacement director meeting the same criteria applicable to the New Director being replaced (a “Replacement”). The appointment of a Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board, a customary background check and completion by the Replacement of the New Director Documentation). The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. The Company shall appoint a Replacement to the Board if (and only if) it finds a Replacement to be reasonably acceptable. For the avoidance of doubt, SRS will be entitled to continue to recommend different nominees which meet the foregoing criteria until a Replacement is appointed. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “New Directors” will include such Replacement.

(f) For so long as the Initial New Director serves on the Board, the Initial New Director shall be appointed to the Compensation Committee of the Board. If requested by SRS, for so long as the Subsequent New Director serves on the Board, the Subsequent New Director shall be appointed to the Corporate Governance Committee of the Board.

2. Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and ending on the date that is 30 days prior to the last date for which notice of a stockholder’s intention to nominate any individual as a director of the Company at the 2017 Annual Meeting must be received by the Company (the “Standstill Period”), SRS shall not, directly or indirectly, in any manner (whether alone or in concert with others), take any of the following actions (unless specifically permitted to do so in writing in advance by the Board):

(a) acquire, offer to acquire, or cause to be acquired Beneficial Ownership of, or a Synthetic Long Position in, any Voting Securities such that immediately following such transaction SRS would collectively have Beneficial Ownership (including any rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions)) of more than 20,000,000 (as adjusted for stock splits, stock dividends, reverse stock splits and similar transactions) of the Company’s issued and outstanding Voting Securities;

(b) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in or assist, advise, knowingly encourage or knowingly influence any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Voting Securities (other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(c) other than through open market or block trade brokered sale transactions where the identity of the purchaser is unknown to SRS, sell, offer or agree to sell any Voting Securities of the Company to any Third Party that, to the knowledge of SRS after due inquiry, (i) has aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock or (ii) would result in such Third Party having aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock;

(d) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”) other than an Extraordinary Transaction approved by the Board; provided that nothing in this paragraph (d) shall preclude or prohibit SRS (or its Affiliates) from tendering into a tender or exchange offer;

(e) (i) call or seek the Company or any other Person to call any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board (except as expressly provided by this Agreement), (iii) nominate any candidate to the board of directors of any Competitor unless such candidate is independent from SRS and SRS takes all appropriate acts to prevent such third party from providing any competitively sensitive information to SRS, (iv) seek the removal of any member of the Board or (v) make any proposal at any annual or special meeting of the Company’s stockholders;

(f) take any public action in support of or make any public proposal or request that constitutes or relates to: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(h) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of SRS and its Affiliates);

(i) make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(j) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees (provided, that nothing shall prevent SRS from bringing litigation to enforce the provisions of this Agreement or being a party to a class action instituted by a Third Party without the assistance or encouragement of SRS);

(k) enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or assist, advise, knowingly encourage or knowingly influence any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(l) contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 2.

Notwithstanding anything in this Agreement to the contrary, (i) during the six-month period following the expiration of the Standstill Period, SRS may not acquire Beneficial Ownership (including any rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions)) of more than 25,000,000 (as adjusted for stock splits, stock dividends, reverse stock splits and similar transactions) of the Company’s issued and outstanding Voting

Securities and (ii) the foregoing provisions of this Section 2 shall not be deemed to (A) prohibit SRS or its directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors or officers so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or (B) restrict any New Director in the exercise of his fiduciary duties to the Company and all of its stockholders.

3. Voting Commitment. SRS agrees that it will cause all Voting Securities Beneficially Owned by SRS as of the record date for the 2016 Annual Meeting (including, for the avoidance of doubt, Beneficial Ownership of any Voting Securities acquired after the date of this Agreement) to be present for quorum purposes and voted at such meetings (i) in favor of the Company’s nominees, (ii) against the election of any directors that have not been nominated by the Company, (iii) in accordance with the Board’s recommendation with respect to auditor ratification proposals and (iv) in accordance with the Board’s recommendation with respect to any other proposal presented at such meeting, provided however, that in the case of this clause (iv), SRS shall be permitted to vote in its sole discretion with respect to any proposal (A) related to an Extraordinary Transaction, (B) which has received an “against” recommendation from Institutional Shareholder Services, (C) related to the implementation of takeover defenses or adversely affecting the rights of stockholders, or (D) related to new or amended incentive compensation plans.

4. Ownership Obligation. If, prior to February 20, 2016, a Proxy Contest shall have been commenced, SRS shall take all actions necessary to promptly (and in any event prior to the record date for voting in connection with the 2016 Annual Meeting) acquire Beneficial Ownership of Common Stock equal to no less than SRS’s Total Net Long Position at the time SRS is first notified of such Proxy Contest and maintain such Beneficial Ownership through the record date for voting in connection with the 2016 Annual Meeting. SRS’s obligation to acquire such Beneficial Ownership pursuant to this Section 4 shall be subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; provided, that SRS shall use reasonable best efforts to cause such waiting period to expire or terminate, including by requesting early termination of such waiting period. For purposes of this Agreement, a “Proxy Contest” shall mean the submission to the Company of a notice of any Third Party’s intent to nominate a person for election at the 2016 Annual Meeting as a director of the Company pursuant to the Company’s bylaws. The Company shall promptly notify SRS upon the commencement of any Proxy Contest.

5. Minimum Ownership.

(a) If at any time following the execution and delivery of this Agreement (other than as a result of buybacks or repurchases by or on behalf of the Company), (a) SRS’s aggregate Beneficial Ownership of the Common Stock is less than 7.5% of the then outstanding Common Stock or (b) SRS’s Total Net Long Position in the Common Stock is less than 15% of the then outstanding Common Stock ((a) and (b) collectively, “Minimum Ownership Level 1”), then (i) the Company shall not be obligated to appoint the Subsequent New Director if not appointed prior to such time, (ii) SRS shall no longer be entitled to recommend for appointment to the Board any Replacement for the Subsequent New Director and (iii) the Company shall not be obligated to nominate the Subsequent New Director or any Replacement thereof for election to the Board at any meeting of stockholders at which directors are to be elected occurring after such time.

(b) If at any time following the execution and delivery of this Agreement (other than as a result of buybacks or repurchases by or on behalf of the Company), (a) SRS’s aggregate Beneficial Ownership of the Common Stock is less than 7.5% of the then outstanding Common Stock or (b) SRS’s Total Net Long Position in the Common Stock is less than 10% of the then outstanding Common Stock ((a) and (b) collectively, “Minimum Ownership Level 2”; and, together with Minimum Ownership Level 1, the “Minimum Ownership Levels”), then (i) the Company shall not be obligated to appoint any New Director that has not been appointed prior to such time, (ii) SRS shall no longer be entitled to recommend for appointment to the Board any Replacement and (iii) the Company shall not be obligated to nominate any New Director or any Replacement thereof for election to the Board at any meeting of stockholders at which directors are to be elected occurring after such time.

(c) Prior to the appointment of any New Director to the Board, such New Director shall deliver to the Company an irrevocable resignation letter pursuant to which such New Director shall resign from the Board and all applicable committees thereof if at any time SRS fails to maintain Minimum Ownership Level 1 (in the case of the Subsequent New Director or any Replacement thereof) or Minimum Ownership Level 2 (in the case of the Initial New Director or any Replacement thereof). SRS shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time SRS has failed to maintain the Minimum Ownership Levels.

6. Non-Disparagement. Until the expiration of the Standstill Period, SRS and the Company agree not to (and will cause any Persons acting on their behalf not to) make, or cause to be made (whether directly or indirectly), any public statement or any public announcement (including in any document filed with or furnished to the SEC or through the media), or any statement made by a senior investment officer of SRS to any stockholder or investor of the other party or any analyst, in each case which constitutes an ad hominem attack on, or otherwise disparages, the other party’s past, present or future directors, officers, partners, principals or employees. Nothing in this Section 6 shall be deemed to prevent either the Company or SRS from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7. Public Announcements. The Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company nor SRS shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that SRS may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by SRS with respect to this Agreement, and SRS shall give reasonable consideration to the comments of the Company. SRS acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

8. Confidentiality.

(a) Each New Director shall be required to comply with the Company’s Code of Business Conduct and Ethics for Directors applicable to the other members of the Board, including provisions relating to the confidentiality, disclosure and use of (including trading or influencing the actions of any Person based on) any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”).

(b) Notwithstanding the foregoing, the Initial New Director (or his Replacement if affiliated with SRS) may, if he wishes to do so, provide Confidential Information to SRS’s investment professionals (“SRS Investment Professionals”) solely to the extent such SRS Investment Professionals need to know such information in connection with SRS’s investment in the Company; provided, however, that SRS (i) shall inform each SRS Investment Professional of the confidential nature of the Confidential Information and (ii) shall cause each SRS Investment Professional not to disclose any Confidential Information to any Person other than SRS Investment Professionals in compliance with this Section 8(b). SRS shall be responsible for the breach of this Section 8(b) by any of its directors, officers, employees, agents or other representatives.

9. Securities Laws. SRS acknowledges that it is aware, and will advise each SRS Investment Professional who receives Confidential Information pursuant to Section 8(b), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. SRS agrees that neither it nor its investment professionals will use or communicate any Confidential Information in violation of such laws. SRS maintains customary policies and procedures designed to prevent unauthorized disclosure and use of material, non-public information.

10. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

11. Representations and Warranties of SRS. SRS represents and warrants that, as of the date of this Agreement: (a) SRS collectively Beneficially Owns an aggregate of 9,500,000 shares of Common Stock, (b) SRS has a Synthetic Net Long Position in 10,500,000 shares of

Common Stock (with a Total Net Long Position in 20,000,000 shares of Common Stock), and (c) SRS has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any New Director in connection with such New Director’s nomination and appointment to, or service on, the Board (other than any New Director’s regular compensation as an employee of SRS, as applicable).

12. Certain Defined Terms. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act.

(b) “Beneficial Ownership” means ownership of Voting Securities in a manner which provides such owner with the right or ability to vote, cause to be voted or control or direct the voting of, such Voting Securities.

(c) “Competitor” means eHi Car Services Limited, Enterprise Holdings, Inc., Europcar Groupe SA, Hertz Global Holdings Inc., Sixt SE and any of their respective Affiliates.

(d) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e) “Synthetic Long Position” shall mean any transaction involving any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Voting Securities and that increases in value as the market price or value of the Voting Securities increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Voting Securities, in each case regardless of whether (i) such derivative conveys any voting rights in such Voting Securities to such Person or any of such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities or (iii) such Person or any of such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

(f) “Synthetic Short Position” shall mean any transaction involving any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Voting Securities and that increases in value as the market price or value of the Voting Securities decreases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any decrease in the value of the Voting Securities, in each case regardless of whether (i) such derivative conveys any voting rights in such Voting Securities to such Person or any of such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities or (iii) such Person or any of such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

(g) “Synthetic Net Long Position” shall mean the excess, if any, of a Person’s Synthetic Long Position over such Person’s Synthetic Short Position.

(h) “Third Party” shall mean any Person other than the Company, SRS and their respective Affiliates and representatives.

(i) “Total Net Long Position” shall mean, without duplication, the sum of a Person’s (i) Beneficial Ownership of Voting Securities and (ii) Synthetic Net Long Position in Voting Securities.

(j) “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

16. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

Attention:         Michael Tucker

Email:               michael.tucker@avisbudget.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Daniel E. Wolf

                          Michael P. Brueck

Email:              daniel.wolf@kirkland.com

                          michael.brueck@kirkland.com

if to SRS:

SRS Investment Management, LLC

1 Bryant Park, 39th Floor

New York, NY 10036

Attention:         David Zales

Email:               david.zales@srsfund.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:         Marc Weingarten and Eleazer Klein

Email:               marc.weingarten@srz.com and eleazer.klein@srz.com

17. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

19. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

20. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

21. Amendments. This Agreement may only be amended pursuant to a written agreement executed by SRS and the Company.

22. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

AVIS BUDGET GROUP, INC.

By:	/s/ Ronald L. Nelson
Name: Ronald L. Nelson
Title: Chairman of the Board

SRS INVESTMENT MANAGEMENT, LLC

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS US, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS MASTER FUND LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

[Signature Page to Cooperation Agreement]

SRS SPECIAL OPPORTUNITIES MASTER II, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS LONG OPPORTUNITIES MASTER FUND, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

[Signature Page to Cooperation Agreement]

SCHEDULE A

SRS Investment Management, LLC

SRS Partners US, LP

SRS Partners Master Fund LP

SRS Special Opportunities Master II, LP

SRS Long Opportunities Master Fund, LP

EXHIBIT A

Press Release

AVIS BUDGET GROUP ANNOUNCES AGREEMENT

WITH SRS INVESTMENT MANAGEMENT

Company Also Increases Share Repurchase Authorization by $300 Million

PARSIPPANY, N.J., January 25, 2016 — Avis Budget Group, Inc. (NASDAQ:CAR), a leading global provider of vehicle rental services, today announced that it has entered into a cooperation agreement with SRS Investment Management, the Company’s largest stockholder for the last several years, under which Brian Choi, a designee of SRS, will be appointed to the Avis Budget Group Board of Directors. Avis Budget Group also announced today that the Board has increased the Company’s share repurchase authorization by $300 million.

Under the terms of the cooperation agreement, SRS will also be entitled to recommend an independent director not affiliated with SRS to be added to the Avis Budget Group Board, subject to the Board’s reasonable approval. SRS has agreed to vote all of its shares in favor of the Company’s nominees at the 2016 annual meeting as well as other customary standstill and voting commitments. With the addition of Mr. Choi, the Avis Budget Group Board will increase in size to twelve directors. The complete agreement between SRS and Avis Budget Group will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

“We are pleased to welcome Brian to the Board and are confident that the skills and expertise that he and the other new independent director will bring to the Board will add valuable insight as we continue to execute on our strategy,” said Ronald L. Nelson, Avis Budget Group Executive Chairman. “SRS has maintained a constructive relationship with us for several years, sharing a consistent view of where our industry is headed and a focus on our Company’s long-term growth opportunities.”

The increase in the Company’s share repurchase authorization is the fourth since the Company launched its buyback program in August 2013. Through September 30, 2015, the Company bought back more than $625 million of stock under the program, including $277 million of stock repurchased in the first nine months of 2015. As a result, in just over two years the Company reduced its outstanding shares by more than 13 million shares, or 12%. The remaining buyback authorization at September 30, 2015 was $258 million, and the Company continued to repurchase shares in the fourth quarter of 2015 and the first quarter of 2016.

“In light of our strong third quarter 2015 performance and expectation that our Adjusted EBITDA will be at record levels in 2015, we are pleased to increase our share repurchase authorization,” said Larry D. De Shon, Avis Budget Group’s Chief Executive Officer. “We remain focused on allocating capital to the most attractive opportunities, and this expansion of our share repurchase authorization underscores the continued confidence we have in the long-term prospects of our business as well as our commitment to returning capital to stockholders.”

Karthik Sarma, Founder and Portfolio Manager of SRS, said, “Avis Budget Group has an integral role to play in the rapidly growing world of mobility solutions. I believe this is an exciting time for SRS to strengthen our relationship with an industry leader that has a proven track record of delivering stockholder value. I am pleased to have reached this agreement as part of a constructive dialog with the Company and I look forward to the continued success of Avis Budget Group.”

Under the stock repurchase program, the Company repurchases shares from time to time in open market transactions, and may also repurchase shares in accelerated stock buyback programs, tender offers, privately negotiated transactions or by other means. Repurchases may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the cooperation agreement or the timing or amount of future stock repurchases, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2015, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 950,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Contacts:	Investor Contact	Media Contact
	Neal Goldner	John Barrows
	(973) 496-5086	(973) 496-7865
	IR@avisbudget.com	PR@avisbudget.com